Exhibit 99.1

RealD and Cinemark Agree to 1,500 Additional RealD 3D-Enabled Screens

Pact Doubles Existing Commitment for a Total Deployment of Up to 3,000

RealD 3D-Enabled Screens

LOS ANGELES, Calif. and PLANO, Texas (July 21, 2011) — RealD Inc. (NYSE: RLD) and Cinemark Holdings, Inc. (NYSE: CNK) announced today the expansion of their 3D cinema relationship with a commitment for up to 1,500 additional RealD 3D-enabled screens to be installed across the Cinemark circuit in North America and Latin America.  This agreement doubles the companies’ previous arrangement for a total of up to 3,000 RealD 3D-enabled screens, ultimately accounting for RealD 3D capability in approximately 50% of Cinemark auditoriums.  Installation of the additional 1,500 RealD 3D-enabled screens has already begun with a total of approximately 2,000 RealD 3D-enabled screens currently installed across Cinemark locations.

“Expanding our relationship with RealD to equip approximately 50% of our screens with their technology will allow us to better support multiple 3D films at the same time and fully capitalize on 3D’s box office potential,” said Alan Stock, Cinemark’s Chief Executive Officer.  “The studio 3D film slate in the coming years is extremely strong and the added RealD 3D capability gives us the flexibility to accommodate the moviegoer demand for the RealD 3D experience.  We believe that the combination of RealD 3D technology and Barco Projectors provides Cinemark customers with the best and brightest 3D experience in the marketplace.”

“Cinemark’s doubling their RealD 3D screen count shows a steadfast commitment to 3D and the premium RealD 3D entertainment experience,” said Michael V. Lewis, Chairman and CEO of RealD.  “We continue to see high profile 3D films compete for available 3D screens but with a broader installation base of RealD technology, Cinemark will be able to easily program their circuit to offer more moviegoers available RealD 3D showtimes.”

RealD is a global leader in 3D technology for movie theaters with the largest motion picture exhibition groups in the world featuring RealD 3D-enabled screens. As of June 6, 2011, RealD deploys its 3D technology on over 16,700 theatre screens worldwide.

About RealD Inc.

RealD is a leading global licensor of 3D technologies. RealD’s extensive intellectual property portfolio is used in applications that enable a premium 3D viewing experience in the theater, the home and elsewhere. RealD licenses its RealD Cinema Systems to motion picture exhibitors that show 3D motion pictures and alternative 3D content. RealD also provides its RealD Display, active and passive eyewear, and RealD Format technologies to consumer electronics manufacturers and content producers and distributors to enable the delivery and viewing of 3D content.  RealD’s cutting-edge 3D technologies have been used for applications such as piloting the Mars Rover.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Shanghai, China; Hong Kong; and Tokyo, Japan. For more information, please visit our website at www.reald.com.

About Cinemark Holdings, Inc.

Cinemark is a leading domestic and international motion picture exhibitor, operating 431 theatres with 4,941 screens in 39 U.S. states, Brazil, Mexico and 11 other Latin American countries as of March 31, 2011. For more information go to www.cinemark.com.

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements, including but not limited to: statements concerning the anticipated rollout of RealD 3D technology across the Cinemark theater circuit, Cinemark’s commitment to 3D, the strength of the 3D film slate in future periods and moviegoer demand for the RealD 3D experience.  These statements are based on RealD’s and Cinemark’s current expectations and beliefs, as well as a number of assumptions concerning future events.  Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside RealD’s and Cinemark’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.  RealD’s and Cinemark’s annual and quarterly reports include a more detailed discussion of the risks and uncertainties that may cause that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Neither RealD nor Cinemark undertake any obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

© 2011. RealD Inc. All Rights Reserved.

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Media Contact:

Rick Heineman (RealD)

310-385-4020

rheineman@reald.com

James Meredith (Cinemark)

972-665-1060

jmeredith@cinemark.com